Exhibit 99.2

Contact:	Peter W. Keegan Chief Financial Officer (212) 521-2950 Darren Daugherty Investor Relations (212) 521-2788 Candace Leeds Public Affairs (212) 521-2416

CAROLINA GROUP REPORTS
NET INCOME FOR THE FIRST QUARTER OF 2007

NEW YORK, April 30, 2007—Loews Corporation (NYSE:LTR) today reported Carolina Group net income for the 2007 first quarter of $188.7 million, compared to $150.1 million in the 2006 first quarter. The increase in net income is primarily due to higher effective unit prices resulting from a December 2006 price increase and lower sales promotion expenses (accounted for as a reduction to net sales), partially offset by a $24.7 million increase in expenses for the State Settlement Agreements and a 0.9% reduction in unit sales volume.

  Net income per share of Carolina Group stock (NYSE:CG) for the first quarter of 2007 was $1.08, compared to $0.86 in the comparable period of the prior year. Carolina Group stock represented a 62.4% and 45.0% economic interest in the Carolina Group for the three months ended March 31, 2007 and 2006, respectively.

Net sales for the Carolina Group were $913.0 million in the first quarter of 2007, compared to $854.8 million in the 2006 first quarter.

Results of operations of the Carolina Group include interest expense on notional intergroup debt of $14.7 million and $19.3 million, net of taxes, for the three months ended March 31, 2007 and 2006, respectively. At March 31, 2007, $1.09 billion principal amount of notional intergroup debt was outstanding.

The Carolina Group stock, commonly called a tracking stock, is intended to reflect the economic performance of a defined group of the Company’s assets and liabilities, referred to as the Carolina Group, principally consisting of the Company’s subsidiary Lorillard, Inc. The Carolina Group, a notional group, is not a separate legal entity. The purpose of this financial information is to provide investors with additional information to use in analyzing the results of operations and financial condition of the Carolina Group, and this financial information should be read in conjunction with the consolidated financial information of Loews Corporation.

At March 31, 2007 there were 108,436,023 shares of Carolina Group stock outstanding, representing a 62.4% economic interest. Depending on market conditions, the Company, for the account of the Carolina Group, from time to time may purchase shares of Carolina Group stock in the open market or otherwise.

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A separate press release reporting Loews Corporation’s consolidated results for the first quarter of 2007 is being issued contemporaneously with this report.

A conference call to discuss the first quarter results of Loews Corporation has been scheduled for 11:00 a.m. EDT, Monday, April 30, 2007. A live broadcast of the call will be available online at the Loews Corporation website (www.loews.com). Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software. Those interested in participating in the question and answer session of the conference call should dial (877) 692-2592, or for international callers, (973) 582-2757. The conference ID number is 8623030. An online replay will be available at the Company’s website following the call.

Carolina Group
Financial Review
	Three Months Ended
	March 31,
	2007	2006
	(Amount in millions,
	except per share data)

Net sales (a)	$913.0	$854.8

Cost of sales (a) (b)	544.3	511.7
Selling, advertising and administrative	81.9	92.9

Total operating costs and expenses	626.2	604.6

Operating income	286.8	250.2
Investment income and other (c)	34.3	26.0
Interest expense	(23.2)	(31.5)

Interest before income taxes	297.9	244.7
Income taxes	109.2	94.6

Net income	188.7	150.1
Earnings attributable to the Loews Group intergroup interest (d)	71.1	82.5

Income attributable to Carolina Group shareholders (e)	$117.6	$67.6

Per share of Carolina Group stock	$1.08	$0.86

Weighted diluted number of shares	108.51	78.33

Notional intergroup debt owned by the Carolina Group to the Loews Group
March 31, 2007	$1,088.0
December 31, 2006	1,229.7

(a)	Includes excise taxes of $161.7 and $163.9 for the respective periods.
(b)	Includes charges of $249.1 and $217.0 ($157.8 and $133.1 after taxes) to accrue obligations under the State Settlement Agreements for the respective periods.
(c)	Includes income from limited partnership investments of $10.9 and $6.6 ($6.9 and $4.0 after taxes) for the respective periods.
(d)
The Loews Group's intergroup interest in the earnings of the Carolina Group reflected share equivalents amounting to 65,445,000 shares of 173,881,023 share and share equivalents outstanding as of March 31, 2007 and share equivalents amounting to 95,445,000 shares of 173,723,496 share and share equivalents outstanding as of March 31, 2006. As of March 31, 2007, there were 108,436,023 shares of Carolina Group stock outstanding.

(e)	Represents 62.4% and 45.0% of the economic interest in the Carolina Group for the respective periods.

Carolina Group
Supplemental Information

The following information regarding unit volume shipped by Lorillard Tobacco Company to its direct buying customers by brand follows (all units in thousands):

	Three Months Ended
	March 31,
	2007	2006

Full Price Brands

Total Newport	7,731,573	7,777,665
Total Kent Family	116,967	146,016
Total True	104,670	120,918
Total Max	6,900	8,157
Total Satin	72	1,188

Total Full Price Brands	7,960,182	8,053,944

Price/Value Brands

Total Old Gold	148,952	183,816
Total Maverick	278,118	230,352

Total Price/Value Brands	427,070	414,168

Total Domestic Cigarettes	8,387,252	8,468,112

Total Puerto Rico and U.S. Possessions	190,092	187,968

Grand Total	8,577,344	8,656,080

Notes:

1.	This information is unaudited and is not adjusted for returns.
2.	Domestic unit volume includes units sold as well as promotional units, and excludes volumes for Puerto Rico and U.S. Possessions.
3.	Unit volume for a quarter is not necessarily indicative of unit volume for any subsequent period.
4.	Unit volume is not necessarily indicative of the level of revenues for any period.